UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): |_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB
             |_| Form N-SAR  |_| Form N-CSR

          For Period Ended: March 31, 2005
                           ---------------
          |_| Transition Report on Form 10-K
          |_| Transition Report on Form 20-F
          |_| Transition Report on Form 11-K
          |_| Transition Report on Form 10-Q
          |_| Transition Report on Form N-SAR
          For the Transition Period Ended:--------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Southern Heritage Bancshares, Inc.
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Full Name of Registrant


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Former Name if Applicable

3020 Keith Street, N.W.
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Address of Principal Executive Office (Street and Number)

Cleveland, Tennessee 37312
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a)      The reason described in reasonable detail in Part III
                           of  this  form  could  not  be   eliminated   without
                           unreasonable effort or expense
          |X|     (b)      The   subject  annual  report,  semi-annual   report,
                           transition report on Form 10-K, Form 20-F, Form 11-K,
                           Form N-SAR or form N-CSR, or portion thereof, will be
                           filed  on  or  before  the  fifteenth   calendar  day
                           following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                           and
                  (c)      The  accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant has incurred a delay in assembling the information required to be included in its March 31, 2005 Form 10-QSB Quarterly Report. This delay could not be avoided without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Steven W. Ledbetter                 (423)                473-7980
    ------------------------------      --------------     ---------------------
              (Name)                     (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports.

                        |X|Yes                    |_|No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        |_|Yes                    |X|No

    If so, attach an explanation of the anticipated changes, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                       Southern Heritage Bancshares, Inc.
                       ----------------------------------
                  (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 13, 2005                            By: /s/ Steven W. Ledbetter
     --------------------                           ----------------------------
                                                    Steven W. Ledbetter
                                                    Chief Financial Officer